Exhibit 99.1

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FOR IMMEDIATE RELEASE:
For Media Inquiries:	Nancy Porter, Senior Vice President – Marketing & Sales
Monarch Bank (757) 389-5107

Monarch Bank Welcomes Denys Diaz

As New Chief Information Officer

Monarch Implements New Executive Vice President and CIO Position

CHESAPEAKE, Va., June 7, 2011 – Monarch Bank, a subsidiary of Monarch Financial Holdings, Inc. (NASDAQ: MNRK), is pleased to announce the appointment of Denys Diaz as a new member of Monarch’s executive management team, Diaz will serve as the Executive Vice President and Chief Information Officer (CIO) for the company.

In his new role at Monarch, Denys Diaz will oversee the technology systems and deliveries for all Monarch companies, as well as oversee the bank’s deposit operations area. Diaz has experience in working with growing community banks on both large and small scales.

“One of our goals is to attract and retain the very best bankers in our industry,” said Brad Schwartz, Monarch Bank’s Chief Executive Officer. “Monarch is growing and Denys knows what a company needs to reach a high level of technology delivery for our clients. I am confident he can make Monarch’s technology and operations areas soar.”

Diaz’s office will be located in the Corporate Office at 1435 Crossways Blvd in Chesapeake. Most recently, Diaz was CIO for $2 billion community bank in Texas. Before that, he held CIO positions in banks with assets ranging from $1.7 billion to $50 billion.

About Monarch Bank

Monarch Financial Holdings, Inc. is the one-bank holding company for Monarch Bank. Monarch Bank is a community bank with nine banking offices in Chesapeake, Virginia Beach, and Norfolk, Virginia. OBX Bank, a division of Monarch Bank, operates offices in Kitty Hawk and Nags Head, North Carolina. Services are also provided through over fifty ATMs located in the South Hampton Roads area and the Outer Banks of North Carolina, and “Monarch Online” consumer and business internet banking (monarchbank.com). Monarch Mortgage and our affiliated mortgage companies have over twenty offices with locations in Virginia, North Carolina, Maryland, and South Carolina. Our subsidiaries/divisions include Monarch Bank, OBX Bank, Monarch Mortgage (secondary mortgage origination), Coastal Home Mortgage, LLC (secondary mortgage origination), Regional Home Mortgage, LLC (secondary mortgage origination), Monarch Home Funding, LLC (secondary

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mortgage origination), Monarch Investments (investment and insurance solutions), and Real Estate Security Agency, LLC (title agency). The shares of common stock of Monarch Financial Holdings, Inc. are publicly traded on the NASDAQ Capital Market under the symbol “MNRK” and shares of our convertible preferred stock are publicly traded on the NASDAQ Capital Market under the “MNRKP” symbol.

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